Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
SECOND QUARTER 2003 FINANCIAL RESULTS

Conference Call Scheduled for Tuesday, August 5, 2003 at 9:00 a.m. E.T.

Quarterly Highlights:

[ ] Total revenues grew 21% to $14.0 million
[ ] Net loss for second quarter fell 25%
[ ] Total patients on Remodulin® grew to approximately 635 worldwide
[ ] Reimbursable patients grew to approximately 505
[ ] Remodulin annual revenue run rate increased to approximately $46 million

Silver Spring, MD, August 5, 2003: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the quarter ended June 30, 2003.

“We are pleased to report that United Therapeutics’ total revenues for its second quarter in 2003 totaled $14.0 million, representing a 21% increase over the same quarter in 2002 and a 30% sequential increase over first quarter 2003 revenues,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Patient growth is coming in approximately equal shares from newly presenting patients, transitions from intravenous therapies and transitions from endothelin-targeted therapies.”

“As of June 30, 2003, we are pleased to report that the number of patients receiving Remodulin therapy grew to approximately 635 worldwide,” said Fred Hadeed, United Therapeutics’ Chief Financial Officer. “Of those patients, approximately 505 were reimbursable patients, a net increase of approximately 45 reimbursable patients in the three months ended June 30, 2003. For the six months ended June 30, 2003, the net increase in reimbursable patients was approximately 120, or an average of 20 per month. Based on this level of reimbursable patients, the current revenue run rate for Remodulin is estimated at approximately $46 million per year, up from the previous estimate of $41 million.”

Revenues grew to $14.0 million for the second quarter of 2003, compared to $11.6 million in the second quarter of 2002. This increase in revenues was due primarily to greater sales of Remodulin which was launched in the United States in May 2002.

Gross margins from sales were $12.0 million or 86% in the second quarter of 2003, compared to $9.7 million or 83% in the second quarter of 2002. The increase in gross margins is due mainly to sales of Remodulin.

The net loss fell 25% to $2.4 million or $0.11 per share in the second quarter of 2003 as compared to $3.2 million or $0.16 per share in the second quarter of 2002.

Research and development expenses were $8.8 million in the second quarter of 2003 as compared to $7.3 million in the second quarter of 2002. The increase was due primarily to expenses related to the infectious disease program and continued Remodulin development. Selling, general and administrative expenses were $6.0 million for the second quarter of 2003 as compared to $3.8 million for the second quarter of 2002. The increase was due primarily to increased salary, travel and related expenses due to expanded selling and marketing efforts and increased professional fees.

Interest income was $660,000 in the second quarter of 2003 as compared to $1.9 million in the second quarter of 2002. The decrease was attributable to a decrease in the amount of cash invested and lower yields in 2003.

United Therapeutics will host a half-hour teleconference on Tuesday, August 5, 2003 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-915-4836, with international dialers calling 973-317-5319. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051, with international callers dialing 973-709-2089, and using access code 302307.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

In addition to historical information, this press release contains forward-looking statements about drug commercialization, growth in revenues, estimated Remodulin revenue run rate and demand for United Therapeutics’ products which are based on United Therapeutics’ beliefs and expectations as to future outcomes. These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission. United Therapeutics undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Revenues:
Net product sales	$13,071	$10,597	$22,831	$11,241
Service sales	906	967	1,885	1,729

Total revenues	13,977	11,564	24,716	12,970
Operating expenses:
Research and development	8,791	7,275	16,243	11,783
Selling, general and
administrative	5,994	3,755	10,983	6,858
Cost of product sales	1,623	1,500	2,894	1,891
Cost of service sales	397	413	856	792

Total operating expenses	16,805	12,943	30,976	21,324
Loss from operations	(2,828)	(1,379)	(6,260)	(8,354)
Other income (expense)
Interest income	660	1,859	1,207	3,859
Interest expense	(32)	(30)	(63)	(65)
Equity loss in affiliate	(212)	(67)	(407)	(144)
Other, net	28	(2)	115	(55)
Loss on marketable investments	—	(3,561)	—	(4,100)

Total other income (expense)	444	(1,801)	852	(505)
Net loss before income tax	(2,384)	(3,180)	(5,408)	(8,859)
Income tax	—	—	—	—

Net loss	$(2,384)	$(3,180)	$(5,408)	$(8,859)

Net loss per common share – basic and diluted	$(0.11)	$(0.16)	$(0.26)	$(0.43)

Weighted average number of common shares outstanding – basic and diluted	21,081,970	20,521,215	21,004,103	20,374,035

CONSOLIDATED BALANCE SHEET DATA
(In thousands)

June 30, 2003

Cash, cash equivalents and investments	$129,859
Total stockholders’ equity	$169,466
Total assets	$184,668